"Exhibit 99.1"


NEWS RELEASE - MAY 15, 1995
KANSAS CITY SOUTHERN INDUSTRIES, INC. ANNOUNCES MANAGEMENT CHANGE

Kansas City Southern Industries, Inc. ("KCSI") announced today that Mr. Michael R. Haverty, former President of Santa Fe Railway, has been named President and Chief Executive Officer of The Kansas City Southern Railway ("KCSR"), and also named as a Director and Executive Vice President of KCSI. Mr. Haverty succeeds George W. Edwards, Jr. who has announced his retirement, and who also resigned his positions with the Company.

Landon H. Rowland, President and Chief Executive Officer of KCSI, said, "These management changes signal a renewed and strengthened commitment to our transportation business. We believe such executives as Mike Haverty do not often come along. We believe the time is right to accomplish a seamless transfer which will build on our past record, Mike Haverty will provide us with an excellent opportunity to do just that."

Rowland also said, "George W. Edwards has accomplished numerous goals at the KCS and looks forward to continuing his contribution to this industry. He presided over the largest expansion of the KCS Railway in its history. The acquisition of the MidSouth and expansion into Dallas/Fort Worth are especially important events in George's term. We wish him well."

George Edwards said, "I have appreciated the opportunity to serve this fine Company. It has been a great experience and the railroad is well positioned for the future."

Mike Haverty, age 50, is a native of Atchison, Kansas. He is a graduate of the University of Southwestern Louisiana (BS) and the University of Chicago
(MBA).  He is married with three children.